Exhibit 99.1

American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2011 Financial Results

Company Release – 3/6/12

SAN DIEGO – American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its fourth quarter and year-end December 31, 2011 and provided full year guidance for the fiscal year ending December 31, 2012.

Financial Results and Recent Developments

•	Funds From Operations of $0.28 per diluted share/unit for the three months ended December 31, 2011
•	Signed 44 retail and office leases for 186,900 square feet

During the fourth quarter of 2011, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $16.3 million, or $0.28 per diluted share/unit. For the year ended December 31, 2011, the Company generated FFO for common stockholders and unitholders of $57.3 million, or $1.05 per diluted share/unit, and FFO As Adjusted for common stockholders and unitholders of $60.3 million, or $1.11 per diluted share/unit. FFO As Adjusted reflects adjustments to FFO for nonoperational items directly related to the Company’s initial public offering (“IPO”) on January 19, 2011. Unitholders refers to holders of units of our operating partnership.

Net income attributable to common stockholders was $0.3 million, or $0.01 per basic and diluted share, for the three months ended December 31, 2011. For the year ended December 31, 2011, net income attributable to common stockholders was $2.9 million, or $0.08 per basic and diluted share.

FFO and FFO As Adjusted are non-GAAP supplemental earnings measures which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO and FFO As Adjusted to net income are attached to this press release.

Portfolio Results

The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2011	September 30, 2011	December 31, 2010
Total Portfolio
Retail	95.0%	92.6%	94.2%
Office	94.4%	94.1%	95.9%
Multifamily	91.8%	94.4%	87.4%
Mixed-Use:
Retail	99.2%	99.2%	—
Hotel	88.4%	88.8%	—

Same-Store Portfolio
Retail	94.8%	94.8%	94.2%
Office	97.1%	96.3%	95.9%
Multifamily	91.8%	94.4%	87.4%

During the fourth quarter of 2011, the Company signed 44 leases for approximately 186,900 square feet of retail and office space, as well as 112 multifamily apartment leases. Renewals accounted for 79.2% of the comparable retail leases, 100% of the comparable office leases and 53.6% of the residential leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 77,770 square feet of retail space at an average cash-basis contractual rent increase of 2.7% during the fourth quarter of 2011. The average contractual rent on this comparable space for the first year of the new leases is $30.37 per square foot, compared to an average contractual rent of $29.59 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 8.9% for the fourth quarter 2011.

During the fourth quarter of 2011, Nordstrom, Inc. signed a gross lease for 39,047 square feet of space at Carmel Mountain Plaza that was previously vacant. The lease is for a Nordstrom Rack, with an initial term of ten years, and four five-year options to extend the lease through August 31, 2042. The base rent for the first year of the lease will be approximately $1.1 million.

During the fourth quarter of 2011, The Gap, Inc. signed a lease for a portion of the space previously vacated by Borders at Waikele Center. At the tenant’s request, the Company is not disclosing the terms of the lease.

Office

On a comparable space basis, the Company leased 40,587 square feet of office space at an average cash-basis contractual rent increase of 1.3% during the fourth quarter 2011. The average contractual rent on this comparable space for the first year of the new leases is $27.70 per square foot, compared to an average contractual rent of $27.35 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable office space increased 2.9% for the fourth quarter 2011.

Multifamily

At December 31, 2011, the average monthly base rent per leased unit was $1,404 compared to an average monthly base rent per leased unit of $1,421 at September 30, 2011 and $1,366 at December 31, 2010.

Same-Store Operating Income

For the three months and year ended December 31, 2011, same-store property operating income decreased approximately 5.3% and 3.7%, respectively, on a GAAP basis, compared to the corresponding periods in 2010. The results were negatively impacted by a $1.1 million allowance for deferred rent receivable recorded for Kmart at Waikele Center, which is the amount the Company currently estimates as uncollectible. Excluding the Kmart allowance, same-store property operating income decreased approximately 0.7% and 2.4% for the three months and year ended December 31, 2011, respectively. Including the Kmart allowance, the same-store property operating income by segment was as follows (in thousands):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change
Retail	$12,888	$14,198	(9.2)%	$56,038	$58,049	(3.5)%
Office	7,189	7,076	1.6	15,457	15,856	(2.5)
Multifamily	2,129	2,180	(2.3)	8,743	9,417	(7.2)
Mixed-Use	—	—	—	—	—	—

	$22,206	$23,454	(5.3)%	$80,238	$83,322	(3.7)%

Excluding the Kmart allowance, same-store retail property operating income decreased 1.7% and 1.6%, respectively, for the three months and year ended December 31, 2011. The decreases primarily reflect a decrease in rental revenue resulting from the closure of Borders at three properties, higher operating costs and increased property taxes. The Company anticipates that the three former Borders spaces will be re-leased at the same or increased rent in the aggregate and has already re-leased the majority of one space as of the date hereof consistent with that expectation.

For the three months ended December 31, 2011, same-store office property operating income increased due to lower operating expenses, resulting from allowances for uncollectible accounts recorded in the fourth quarter of 2010 that did not occur in 2011. For the year ended December 31, 2011, same-store office property operating income decreased primarily due to lower rental rates, decreased average percentage leased and increased operating expenses.

Same-store multifamily property operating income decreased for the three months ended December 31, 2011, due to additional property tax expense for expected supplemental billings once the properties in California are re-assessed by the taxing authority, which offset additional revenues from an increased percentage leased. Same-store multifamily property operating income decreased for the year ended December 31, 2011 compared to the corresponding period year period due to increased property tax expense.

In the table above, same-store property operating income excludes income from First & Main, which was acquired in March 2011, Lloyd District Portfolio, which was acquired in July 2011, and Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk, as these three properties represented noncontrolled properties that were not consolidated at December 31, 2010. Same-store property income also excludes income from Valencia Corporate Center, which was sold in August 2011. The Landmark at One Market is included in same-store property operating income for the three months comparison but excluded for the year comparison because a controlling interest in the property was not acquired until June 30, 2010. Furthermore, The Landmark at One Market was not included in the Company’s income for the full year ended December 31, 2010.

Acquisitions

The Company completed the acquisition of One Beach Street on January 24, 2012 for a purchase price of approximately $36.5 million, which was paid with cash on hand. One Beach Street is a 3-story, approximately 97,000 square foot renovated historic office building located along the Embarcadero in San Francisco’s North Waterfront District. One Beach Street’s location provides tenants on each floor with stunning views of the San Francisco Bay, Alcatraz and the boat marina at Pier 39, and is within walking distance to numerous restaurants, shops and entertainment. One Beach Street offers tenants convenient regional access via the Embarcadero to nearby Interstate 80 and U.S. Highway 101 and numerous public transportation options. One Beach Street is 100% leased to three widely recognized tenants.

Financings

On January 10, 2012, the Company amended its revolving credit facility. The revolving credit facility, arranged by Bank of America, N.A., was amended to, among other things, (1) extend the maturity date to January 10, 2016 (with a one-year extension option), (2) decrease the applicable interest rates (by 90 to 130 basis points, depending upon the consolidated leverage ratio) and (3) modify certain financial covenants contained therein.

Balance Sheet and Liquidity

At December 31, 2011, the Company had gross real estate assets of $1.7 billion and liquidity of $332.7 million, comprised of cash and cash equivalents of $112.7 million, marketable securities of $28.2 million and approximately $191.8 million of availability on its line of credit. After the amendment to its revolving credit facility on January 10, 2012, the Company’s availability on its line of credit increased to approximately $214.2 million.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the fourth quarter of 2011. The dividends were declared on November 4, 2011 to holders of record on December 15, 2011 and were paid on December 29, 2011. Total dividends paid on shares of the Company’s common stock for the period from and including January 19, 2011 to December 31, 2011 were $0.80 per share.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending March 31, 2012. The dividend will be paid on March 30, 2012 to stockholders of record on March 15, 2012.

2012 Guidance

The Company’s guidance for full year 2012 FFO per diluted share is a range of $1.09 to $1.17 per share. The Company’s guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. However, One Beach Street, which was acquired on January 24, 2012, is included in the 2012 guidance range. The Company will discuss key assumptions regarding guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company’s actual results may differ materially from these estimates.

Conference Call

The Company will hold a conference call to discuss the results for the fourth quarter and year end 2011 on Wednesday, March 7, 2012 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-556-5921 and use the pass code 95955973. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, March 7, 2012 through Wednesday, March 21, 2012. To access the replay, dial 1-888-286-8010 and use the pass code 14620156. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter 2011 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31, 2011	December 31, 2010
Assets
Real estate, at cost
Operating real estate	$1,659,106	$1,117,831
Construction in progress	3,495	925
Held for development	24,675	8,081

	1,687,276	1,126,837
Accumulated depreciation	(234,595)	(209,666)

Net real estate	1,452,681	917,171
Cash and cash equivalents	112,723	41,953
Restricted cash	9,216	4,481
Marketable securities	28,235	—
Accounts receivable, net	6,847	1,564
Deferred rent receivables, net	23,294	19,486
Notes receivable from affiliate	—	21,769
Investment in real estate joint ventures	—	39,816
Prepaid expenses and other assets	76,285	43,718
Assets of discontinued operations	—	27,399

Total assets	$1,709,281	$1,117,357

Liabilities and equity
Liabilities:
Secured notes payable	$943,479	$828,685
Unsecured notes payable	—	38,013
Notes payable to affiliates	—	5,266
Accounts payable and accrued expenses	25,476	11,284
Security deposits payable	4,790	2,510
Other liabilities and deferred credits	55,808	38,846
Distributions in excess of earnings on real estate joint ventures	—	14,060
Liabilities of discontinued operations	—	23,572

Total liabilities	1,029,553	962,236

Commitments and contingencies

Equity:
Owners’ equity	—	121,874
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 shares authorized, 39,283,796 shares outstanding at December 31, 2011	393	—
Additional paid-in capital	653,645	—
Accumulated dividends in excess of net income	(28,007)	—

Total American Assets Trust, Inc. stockholders’ equity	626,031	—

Noncontrolling interests
Owners in consolidated real estate entities	—	33,247
Unitholders in the Operating Partnership	53,697	—

	53,697	33,247

Total equity	679,728	155,121

Total liabilities and equity	$1,709,281	$1,117,357

American Assets Trust, Inc.

Consolidated Statements of Operations

(In Thousands, Except Shares and Per Share Data)

	$00,000,000	$00,000,000	$00,000,000	$00,000,000
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Rental income	$52,881	$32,536	$199,741	$120,749
Other property income	2,666	1,016	10,082	3,778

Total revenue	55,547	33,552	209,823	124,527

Expenses:
Rental expenses	17,217	6,792	59,937	22,150
Real estate taxes	4,755	3,280	19,555	12,488
General and administrative	3,130	3,858	13,916	8,766
Depreciation and amortization	15,723	9,642	57,639	36,356

Total operating expenses	40,825	23,572	151,047	79,760
Operating income	14,722	9,980	58,776	44,767
Interest expense	(14,696)	(12,396)	(56,487)	(45,375)
Early extinguishment of debt	—	—	(25,867)	—
Loan transfer and consent fees	—	—	(9,019)	—
Gain on acquisition	—	—	46,371	4,297
Other income (expense), net	649	(679)	470	(1,846)

Income (loss) from continuing operations	675	(3,095)	14,244	1,843
Discontinued operations
Income (loss) from discontinued operations	(20)	99	1,099	331
Gain on sale of real estate property	—	—	3,981	—

Results from discontinued operations	(20)	99	5,080	331

Net income (loss)	655	(2,996)	19,324	2,174
Net income attributable to restricted shares	(132)	—	(482)	—
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	264	2,458	2,205
Net (income) loss attributable to Predecessor’s controlled owners’ equity	—	2,732	(16,995)	(4,379)
Net income attributable to unitholders in the Operating Partnership	(179)	—	(1,388)	—

Net income attributable to American Assets Trust, Inc. stockholders	$344	$—	$2,917	$—

Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.01		$(0.01)
Basic net income from discontinued operations attributable to common stockholders per share	—		0.09

Basic net income attributable to common stockholders per share	$0.01		$0.08

Weighted average shares of common stock outstanding—basic	38,655,084		36,748,806

Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.01		$(0.01)
Diluted net income from discontinued operations attributable to common stockholders per share	—		0.09

Diluted net income attributable to common stockholders per share	$0.01		$0.08

Weighted average shares of common stock outstanding—diluted	57,051,173		54,219,807

Dividends declared per common share	$0.21		$0.80

Reconciliation of Net Income to Funds From Operations and Funds From Operations As Adjusted

The Company’s FFO attributable to common stockholders and operating partnership unitholders, FFO As Adjusted available to common stockholders and operating partnership unitholders and a reconciliation of both to net income is as follows (in thousands except shares and per share data):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Funds From Operations (FFO)
Net income	$655	$19,324
Depreciation and amortization of real estate assets	15,723	58,543
Depreciation and amortization on unconsolidated real estate joint ventures (pro rata)	—	688
Gain on sale of real estate	—	(3,981)

FFO, as defined by NAREIT	$16,378	$74,574

Less: FFO attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(16,973)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(316)

FFO attributable to common stock and units	$16,289	$57,285

FFO per diluted share/unit	$0.28	$1.05

Weighted average number of common shares and units, diluted	57,258,935	54,417,123

FFO As Adjusted
FFO	$16,378	$74,574
Early extinguishment of debt	—	25,867
Loan transfer and consent fees	—	9,019
Gain on acquisition of controlling interests	—	(46,371)

FFO As Adjusted	16,378	63,089

Less: FFO As Adjusted attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(2,462)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(316)

FFO As Adjusted attributable to common stock and units	$16,289	$60,311

FFO As Adjusted per diluted share/unit	$0.28	$1.11

Weighted average number of common shares and units, diluted	57,258,935	54,417,123

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO As Adjusted, which represents FFO adjusted for certain identified items.

FFO and FFO As Adjusted are supplemental non-GAAP financial measures. Management uses FFO and FFO As Adjusted as supplemental performance measures because it believes that FFO and FFO As Adjusted are beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. FFO As Adjusted reflects certain additional adjustments for items that management believes do not reflect the operational performance of the Company’s properties. Accordingly, FFO and FFO As Adjusted should be considered only as supplements to net income as measures of the Company’s performance. FFO and FFO As Adjusted should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or service indebtedness. FFO and FFO As Adjusted also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.3 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company has elected, or will elect, to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607